CERTIFICATE OF AMENDMENT
                                       OF
                              OWL INVESTMENT CORP.


         Owl Investment Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

                                     FIRST:

         That the Board of Directors of Owl Investment Corp. duly adopted resolutions declaring the necessity of amending the Certificate of Incorporation of the Corporation; and that said amendment was authorized by the written consent of a majority of the issued and outstanding voting shares of the Corporation in lieu of a special meeting of the shareholders. The resolution setting forth the proposed amendment is as follows:

         RESOLVED: that the Certificate of Incorporation be amended by changing Articled I thereof so that, as amended, said Article shall be and read as follows:

                                    ARTICLE I

         The name of the Corporation is Mark Four Resources Inc.

                                     SECOND:

         That the Board of Directors, duly adopted a resolution acknowledging receipt of written consent of the owner of a majority of the issued and outstanding shares of the Corporation which were obtained in lieu of a special meeting of Shareholders in accordance of Section 228 of the General Corporation Law of the State of Delaware. Said consent by the necessary number of shares as required by statute approved the amendment.

                                     THIRD:

         That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.



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         IN WITNESS WHEREOF, said Owl Investment Corp. has caused this certificate to be signed by David Shaw, its President and attested by its Corporate Secretary, as of this 14th day of September 1989.

                                      OWL INVESTMENT CORP.


                                      By:_________________________________
                                           David Shaw, President

ATTEST:


By:______________________________
     Corporate Secretary